A PCAOB Registered CPA Firm
Simon & Edward, LLP
Certified Public Accountants & Consultants

17506 Colima Road, Ste 101,
Rowland Heights, CA 91748
Tel: +1 (626) 581-0818
Fax: +1 (626) 581-0809

Securities and Exchange Commission
100 F Street N.E.
Washington, D. C. 20549

Simon & Edward, LLP ("S&E") has been furnished with a copy of the disclosures in From 6-K for the event that occurred on December 30, 2024, to be filed by S&E's former client - Orangekloud Technology Inc. (the "Company"). S&E does not disagree with the Company's statements regarding S&E contained in the Form 6-K.

S&E has no basis to agree or disagree with any other art of Form 6-K that pertains to the statements not related to S&E.

Simon & Edward, LLP

Rowland Heights, California
December 31, 2024